                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             Ultradata Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  90388N 10 2
                        -------------------------------
                                (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
CUSIP NO.  90388N 10 2          SCHEDULE 13G             PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Malcolm R. McKellar

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Australian

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            868,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             868,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      868,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

  Item 1.

     (a)     Name of Issuer:
             --------------
             Ultradata Corporation

     (b)     Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
             5000 Franklin Drive
             Pleasanton, CA  94588

Item 2.

     (a)     Name of Person Filing:
             ---------------------
             Malcolm R. McKellar

     (b)     Address of Principal Business Office:
             ------------------------------------
             10-12 Hibiscus Court
             Rocky Point, FNQ 4873
             Australia


     (c)     Citizenship:
             -----------
             Australian

     (d)     Title of Class of Securities:
             ------------------------------
             Common Stock

     (e)     CUSIP Number:
             -------------
             90388N 10 2

Item 3.
             Not applicable.

Item 4.      Ownership.

     (a)     Amount Beneficially Owned:        868,500
             --------------------------
     (b)     Percent of Class:                    11.2%
             -----------------

     (c)     Number of shares as to which such person has:
             --------------------------------------------

             (i)   sole power to vote or direct the vote:  868,500

             (ii)  shared power to vote or direct the vote:  -0-

             (iii) sole power to dispose or to direct the disposition of:
                   868,500

             (iv)  shared power to dispose or to direct the disposition of:  -0-

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person.

             Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 1999


                                    Malcolm R. McKellar




                                    By:                 *
                                       ------------------------------------


                                    *By:              /s/ Darnelle Aynesworth
                                        -------------------------------------
                                        Darnelle Aynesworth, Attorney-in-Fact

Exhibit 1:  Power of Attorney

                                   Exhibit 1

                               POWER OF ATTORNEY

          Know all by these presents, that the undersigned hereby constitutes and appoints Darnelle Aynesworth his true and lawful attorney-in-fact for and on behalf of the undersigned to countersign a facsimile copy of the undersigned's executed Schedule 13G for the month of February 1999, and to file the same with the United States Securities and Exchange Commission in accordance with Section 13(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

     The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934, as amended.

     The authority granted in this Power of Attorney shall expire on February 28, 1999.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of February, 1999.



                              /s/ Malcolm R. McKellar
                              -------------------------------------
                              Signature

                              Malcolm R. McKellar
                              -------------------------------------
                              Print Name